CONTACTS
From: Anthony J. DeFazio	For: Brian S. Block, EVP & CFO
DeFazio Communications, LLC	American Realty Capital Properties, Inc.
tony@defaziocommunications.com	bblock@arlcap.com
Ph: 484-532-7783	Ph: 212-415-6500

FOR IMMEDIATE RELEASE

American Realty Capital Properties

Announces Monthly Distribution for July 2012

New York, New York, June 27, 2012 — American Realty Capital Properties, Inc. (the “Company”) announced today that, pursuant to the prior authorization of its board of directors, the Company has declared an annual dividend of $0.885 per share to be paid monthly to stockholders of record at the close of business on the 8th day of each month, payable on the 15th day of such month. Accordingly, on July 15, 2012, the Company will pay a distribution of $0.07375 per share to stockholders of record at the close of business on July 8, 2012.

In addition, as previously disclosed, the Company’s board of directors authorized and the Company declared its third consecutive quarterly increase to the Company’s annual distribution.  The annual distribution rate per share will be increased by $0.005, from $0.885 to $0.890 per annum, and will accrue commencing on August 9, 2012.

Important Notice

American Realty Capital Properties, Inc. is publicly traded Maryland corporation listed on The NASDAQ Capital Market that intends to qualify as a real estate investment trust focused on owning and acquiring single tenant freestanding commercial properties subject to net leases with high credit quality tenants. Additional information about the Company can be found on the Company’s website at www.americanrealtycapitalproperties.com.

The statements in this press release that are not historical facts may be forward-looking statements. These forward- looking statements involve risks and uncertainties that could cause the outcome to be materially different.